                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1 )
                                            ---

                        HYPERMEDIA COMMUNICATIONS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   448917104
                                 (CUSIP Number)

                                      13G
CUSIP NO.   448917104                                  PAGE   2   OF   8   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MK Global Ventures II, a California Limited Partnership     77-0237126
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                    (b)   x

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          Cayman Islands, B.W.I.

          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    925,450
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   925,450
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          925,450
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          30.7%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO.   448917104                                  PAGE   3   OF   8   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MK Global Management II, a California Limited Partnership  77-0237129
         ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                    (b)   x

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          California

          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    925,450
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   925,450
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          925,450
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          30.7%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO.   448917104                                  PAGE   4   OF   8   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Michael D. Kaufman      ###-##-####
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                    (b)   x

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          U.S.A.

          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    57,931
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     1,075,450
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   57,931
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,075,450
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,133,381
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          37.5%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13G
CUSIP NO.   448917104                                  PAGE   5   OF   8   PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                          Gregory P. Lahann      ###-##-####
         ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)
                                                                    (b)   x

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION


          U.S.A.

          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     1,075,450
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,075,450
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,075,450
          ---------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


          ---------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          35.6%
          ---------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

ITEM 1.

(a)      Hypermedia Communications, Inc.

(b)      901 Mariner's Island Blvd.,  Suite 365,
         San Mateo, California  94404

ITEM 2.

(a)      Michael D. Kaufman ("Kaufman")

         Greg Lahann ("Lahann")

         MK Global Ventures II, a California Limited Partnership ("MKGV II")

         MK Global Management II, a California Limited Partnership ("MKGM II")


(b)      Butterfield House
         Fort Street
         Grand Cayman, Cayman Islands
         (for MKGV II)

         2471 E. Bayshore Rd
         Suite 520
         Palo Alto, CA  94303
         (for Kaufman, Lahann, and MKGM II)

(c)      Cayman Islands (MKGV II)

         U.S.A. (Kaufman, Lahann, MKGM II);

(d)      Common Stock

(e)      448917 10 4


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         N/A

ITEM 4.  OWNERSHIP

(a)      Kaufman: 1,133,381

         Lahann:  1,075,450

         MKGV II:  925,450

         MKGM II:  925,450

(b)      Kaufman:  37.5%

         Lahann:  35.6%

         MKGV II:  30.7%

         MKGM II:  30.7%


(c) Kaufman: Reporting person has sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, 57,931 shares, and shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, 1,075,450 shares.

         Lahann: Reporting person has shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, 1,075,450 shares.

         MKGV II: Reporting person has sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, 925,450 shares.

         MKGM II: Reporting person has sole power to vote or to direct the vote of, and to dispose or to direct the disposition of, 925,450 shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         All shares reported to be beneficially owned by MKGM II are owned by MKGV II, of which MKGM II is the sole general partner.

         All shares reported to be beneficially owned by Kaufman are owned by MK Global Ventures, a California Limited Partnership ("MKGV"), MK GVD Fund, a California Limited Partnership ("MKGVD"), or MKGV II; Kaufman is the general partner of the general partner of MKGV, a general partner of the general partner of MKGVD, and a general partner of MKGM II.

         All shares reported to be beneficially owned by Lahann are owned by MKGVD or MKGV II; Lahann is a general partner of the general partner of MKGVD and a general partner of MKGM II.

         MKGV (and not its general partner nor Kaufman) has the right to receive the dividends from, and the proceeds from the sale of, all shares owned by MKGV, and Kaufman hereby disclaims beneficial ownership of all shares owned by MKGV. MKGVD (and not its general partner, Kaufman, nor Lahann) has the right to receive the dividends from, and the proceeds from the sale of, all shares owned by MKGVD, and Kaufman and Lahann hereby disclaim beneficial ownership of all shares owned by MKGVD. MKGV II (and not MKGM II, Kaufman, nor Lahann) has the right to receive the dividends from, and the proceeds from the sale of, all shares owned by MKGV II, and MKGM II, Kaufman, and Lahann hereby disclaim beneficial ownership of all shares owned by MKGV II.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          Date: February 14, 1997
                                               -------------------


                                 /s/ Michael D. Kaufman
                              ____________________________________
                                     Michael D. Kaufman

                                 /s/ Gregory P. Lahann
                              ____________________________________
                                     Gregory P. Lahann

                              ____________________________________
                              MK Global Ventures II, by MK Global
                              Management II, its general partner, by
                              Michael D. Kaufman, a general partner of MKGM II



                              ____________________________________
                              MK Global Management II, by
                              Michael D. Kaufman, a general partner